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Exhibit 24.4

                               POWER OF ATTORNEY


Russian Federation, The City of Moscow sixteenth of May Year Two thousand and two.

I, Gleb Gennadievich Fetisov, a citizen of the Russian Federation, holding passport series No. 45 00 991783, issued by Militia Department No. 60 of the City of Moscow on 30 August 2001, residing in Moscow, Pozharsky pereulok, house 11, apartment 6, do hereby make, constitute and appoint Pavel Valentinovich Kulikov, a citizen of the Russian Federation, holding passport series VII-SB No. 607394, issued by Militia Department No. 49 of the City of Moscow on 7 April 1993, residing in Moscow, Nagornaya street, house 19, building 4, apartment 9, as my true and lawful attorney, to execute and cause to be filed with the United States Securities and Exchange Commission on my behalf a Schedule 13D, or any other filings with the United States Securities and Exchange Commission necessary or appropriate, in respect of securities of Open Joint Stock Company Vimpel-Communications acquired for the account of Eco Telecom Limited and which I may be deemed to beneficially own, which Schedule 13D and any other such filings shall be in such form as such individual shall approve.

This power of attorney shall remain in effect for the period of three years from the date of issue.

/s/ Gleb Gennadievich Fetisov

[RUSSIAN TRANSLATION]